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                                                                    EXHIBIT 99.1

[Cross-Continent Auto Retailers, Inc. Letterhead]

FOR IMMEDIATE RELEASE

 CROSS-CONTINENT AUTO RETAILERS COMPLETES ACQUISITION OF TWO TOYOTA DEALERSHIPS

AMARILLO, TEXAS, APRIL 10, 1997 - CROSS-CONTINENT AUTO RETAILERS, INC. (NYSE:XC) completed its previously announced acquisition of Douglas Toyota, Inc., in Thornton, Colo., a suburb of Denver, and Toyota West Sales and Service, Inc., in Las Vegas, Nev. The announcement was made by Bill Gilliland, chairman and chief executive officer of Cross-Continent, and R. Douglas Spedding, President of Toyota West and Douglas Toyota.

The aggregate purchase approximated $40 million, including $28 million in cash, $7 million in promissory notes and $5 million in Cross-Continent common stock. The acquisition will be accounted for as a purchase.

"We received approval from Toyota Motor Sales U.S.A. to complete the acquisitions last week," Gilliland said. "The acquisitions reflect our strategy of acquiring high-quality, well-managed, profitable dealerships in our targeted markets.

"Douglas Toyota sales for 1996 were $98.3 million and Toyota West sales for 1996 were $106.8 million. We believe that each of these dealerships is the highest volume Toyota dealership in its respective market," Gilliland noted. "The Toyota dealerships' combined gross margin of 17.5 percent and pretax margin of
3.6 percent exceed the industry average and exceed our consolidated company's margins of 15.5 percent gross and 3 percent pretax. The acquisition should be accretive to our earnings."

This purchase represents the company's second major acquisition following its initial public offering on September 23, 1996. On October 1, 1996, the company completed the acquisition of Lynn Hickey Dodge, in Oklahoma City, which, according to recent industry publications, ranks as one of largest Dodge dealerships in the nation. On March 3, 1997, the company also announced the pending acquisition of Sahara Nissan, Inc. (Sierra Datsun, Inc.), which operates a Nissan dealership in Las Vegas under the trade name Jack Biegger Nissan.

Cross-Continent estimates that it will be ranked among the nation's top 15 franchised automobile dealership groups, based on retail volume, following the completion of the acquisition of Beigger Nissan.

Including the pending Biegger Nissan acquisition, Cross-Continent Auto Retailers, Inc. will own and operate a group of 10 franchised automobile dealerships in Texas,
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Oklahoma, Nevada and Colorado. Through these dealerships, the company sells new and used cars and light trucks, arranges related financing and insurance, sells replacement parts and provides vehicle maintenance and repair services.

Cross-Continent Auto Retailers, Inc. is listed on the New York Stock Exchange under the symbol XC.

Cross-Continent Auto Retailers, Inc. believes its shareholders benefit from the views of management about the future of the company's business. Included herein are forward-looking statements, including statements with respect to anticipated revenue growth, acquisitions and profitability. These statements involve risks and uncertainties that could cause actual results to differ materially, including without limitation economic conditions, risks associated with acquisitions and the risk factors set forth from time to time in the company's filings with the Securities and Exchange Commission.

TO RECEIVE ADDITIONAL INFORMATION ON CROSS-CONTINENT AUTO RETAILERS, INC. FREE OF CHARGE VIA FAX, DIAL 1-800-PRO-INFO AND ENTER "XC."

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